Important Notice Concerning Your Rights

Under Your Dynegy 401(k) Savings Plan

October 19, 2010

1.
This notice is to inform you that a “blackout period” will be implemented for the following Dynegy 401(k) savings plans (collectively, the “401(k) Plans”) in order to facilitate the elimination of the Dynegy Stock Fund as an investment option under the plans and to administer the related conversion of the Dynegy Inc. common stock (“Dynegy Stock”) in that investment option into cash at the closing of the acquisition of Dynegy Inc. by Denali Parent Inc., which is an affiliate of The Blackstone Group L.P. (the “Transaction”):

•	Dynegy Inc. 401(k) Savings Plan;
•	Dynegy Midwest Generation, Inc. 401(k) Savings Plan;
•	Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered Under a Collective Bargaining Agreement; and
•	Dynegy Northeast Generation, Inc. Savings Incentive Plan.

2.
As a result, activity related to your Dynegy Stock Fund account will be temporarily restricted or “frozen”.  You will not be able to move investments into or out of the Dynegy Stock Fund or request a distribution of any amounts invested in the Dynegy Stock Fund during the freeze period.  This period, during which you will be unable to exercise these rights otherwise available under the 401(k) Plans, is called a “blackout period.”  Whether or not you are planning retirement in the near future, we encourage you to consider carefully how this blackout period may affect your retirement planning, as well as your overall financial plan.  In addition, during the blackout period, directors and executive officers of Dynegy, as well as their family members or trusts, etc., are also prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of Dynegy (including options) acquired by them in connection with their service or employment with Dynegy pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

3.
During the blackout period, you will be unable to direct or diversify the assets held in your 401(k) Plan account that are in the Dynegy Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.  You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Securities that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such a security from your account during the blackout period.

4.
Assuming receipt of our required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the previously announced Agreement and Plan of Merger, dated as of August 13, 2010 (the “Merger Agreement”), we anticipate that the Transaction will be consummated by the end of November 2010.  Accordingly, the blackout period for the 401(k) Plans is currently expected to begin on November 19, 2010 and end on November 30, 2010.  We have the right to extend the blackout period if additional time is needed to complete the conversion of Dynegy Stock into cash. We can also end the blackout period earlier if the conditions applicable to the Transaction are not satisfied or if the exchange is completed more quickly than we anticipate. Finally, we may delay the commencement of the blackout period by up to thirty days if the Transaction does not occur within a few days after the meeting of our stockholders to consider and vote upon the Merger Agreement. We will notify you as soon as reasonably practicable if we extend, shorten or delay the blackout period, unless such notice in advance of the termination of the blackout period is impracticable.  You can determine whether the blackout period has started or ended by contacting Vanguard Participant Services at (800) 523-1188, Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

5.	If you have any questions concerning this notice, you should contact Vanguard Participant Services at (800) 523-1188 or HR Services at (713) 767-4777.